Exhibit 10.4

COMMERCIAL LEASE AGREEMENT

This agreement is hereby entered this the 9th day of August, 2000 by and between Harold J. Milholen and William F. Milholen, (hereinafter collectively “Lessor” ), and Biolex, Inc., a Delaware corporation (hereinafter “Lessee.”)

WITNESSETH

WHEREAS, Lessor owns that certain real property and improvements as described in Exhibit “A” hereto (hereinafter “Leasehold Premises”), same having the address of 158 Credle Street, Pittsboro, Chatham County, North Carolina; and

WHEREAS, Lessee is in need of various office, laboratory, and other business work areas; and

WHEREAS, both Lessor and Lessee will benefit from certain improvements to be made on the building located on the Leasehold Premises; and

WHEREAS, Lessor is prepared to finance such improvements so long as its costs in doing so may be recouped and Lessee is prepared to reimburse Lessor for the costs of such improvements,

DEFINITIONS

As used herein, the following definitions will be applicable:

“New Fixtures” shall mean any improvements, additions, or enhancements Lessor has made to the Leasehold Premises subsequent to the execution of this lease, the cost of which has been reimbursed to Lessor by Lessee.

“Lessor” shall mean Harold J. Milholen and William F. Milholen, their heirs, successors and assigns, as well as then designees.

“Lessee” shall mean the Biolex, Inc. corporation, a Delaware corporation.

“Lessee and/or its affiliates” shall mean Biolex, Inc., a Delaware corporation and/or its agents, affiliates, customers, invitees, employees, officers, directors and contractors, or any other person in or about the Leasehold Premises other than Lessor or its invitees.

“Leasehold Premises” shall mean all land and the improvements located thereon, at 158 Credle Street, Pittsboro, Chatham County, North Carolina as more fully described in Exhibit “A” hereto.

IT IS THEREFORE agreed, for good and valuable consideration as set out in this agreement, as follows:

GENERAL PROVISIONS, PAYMENTS, TERM

1.	Agreement to Lease. Lessor agrees to lease the Leasehold Premises to Lessee and Lessee agrees to lease the Leasehold Premises from Lessor in exchange for payment of annual rent of one hundred twenty one thousand eight hundred dollars ($121,800.00) per year, payable in equal monthly installments of ten thousand one hundred fifty dollars ($10,150.00), said rent to be paid in cash and to be adjusted for inflation as set out below. The leasehold shall commence on August 1, 2000.

2.	Term of Agreement. The initial tern of this leasehold agreement shall be five (5) years. Lessee shall have the option to renew this agreement for one additional five (5) year term. Lessee must exercise such option by notifying lessor of its intention to exercise the option in writing at least ninety (90) days before the expiration of the initial five (5) year term of this agreement.

3.

Place and Time of Payment. All payments due under this agreement shall be due and payable on the first day of the month. Payment shall be made at the office of the Basic Group, in Siler City, North Carolina. Remittance of any rental or amortization payment after the tenth (10th) day of the due month shall constitute a late payment and an additional late payment penalty of five percent (5%) shall be added to any late payment. Payment of the rent due plus the late payment penalty on or before the fifteenth (15th) day of the due month shall be deemed to be a substantial compliance with the terms of this agreement and shall not constitute a breach of this agreement by Lessee, Failure to make any monthly payment due on the first of the month, plus any applicable late fee, on or before the fifteenth (15th) day of the due month shall constitute a breach of this agreement by Lessee.

4.

Adjustment for Inflation. Some rental payments due under this agreement shall be adjusted for inflation, beginning on the first annual anniversary date of this agreement, and annually thereafter. The initial adjustment shall be made on August 1st, 2001 and shall apply to the monthly payments beginning with the August, 2001 payment. Subsequent adjustments shall be made annually on the anniversary of the initial adjustment. Each adjustment shall be made by multiplying the ratio obtained by dividing the current Consumer Price Index-All Urban Consumers (CPI-U) by the Consumer Price Index-All Urban Consumers (CPI-U) in effect one year earlier times the rental amount in effect one year earlier.

5.	Condition of Leasehold Premises. The Lessee has examined the Leasehold Premises, knows the present condition thereof and the equipment thereon and the Lessee agrees to accept the Leasehold Premises in its existing condition as of the execution of this agreement, subject to all matters unrecorded as well as of record and to all applicable zoning, municipal, county. and state laws, ordinances, rules and regulations governing and regulating use of the Leasehold Premises, and accepts this agreement subject thereto. Except as stated below, no representation has been made to the Lessee concerning the condition of the premises or any particular use that can be made thereof. Lessor shall be under no duty to instruct Lessee or others as to the use of any

Lessor	Lessee

equipment on the Leasehold Premises. Lessor hereby represents and warrants that to its knowledge, the Leasehold Premises are in compliance with all applicable laws, including without limitation the Americans With Disabilities Act of 1990. Should it be determined during the term of this agreement that the Leasehold Premises are not in material and substantial compliance with applicable law, such noncompliance shall not, in and of itself, constitute a breach of this agreement by Lessor. Instead, Lessor warrants that it will, upon reasonable notice of, such noncompliance, take timely and reasonable action to correct such noncompliance, Lessor further represents ,and warrants that each of the Heating, Ventilating and Air Conditioning (“HVAC”), plumbing and electrical systems located in the office portion of the Leasehold Premises are in good working order and repair and the Lessor knows of no problem that currently needs repair with respect to any of these systems. Lessor hereby agrees to make any and all repairs necessary to the HVAC system in the office portion of the Leasehold Premises for the first six months of this agreement.

MAINTENANCE, INSURANCE, UTILITIES AND TAXES

6.	Maintenance Responsibilities and Utilities. Lessee is to be responsible for all maintenance of the Leasehold Premises, interior walls, underground pipes, roof and building exterior excluded and shall keep same in good repair during the term of this agreement. Lessor will maintain responsibility for the interior walls, roof, underground pipes, and building exterior, and shall keep the same in good repair during the term of this agreement, assuming normal wear and tear. Notwithstanding Lessor’s obligation hereunder, should damage be caused to the interior walls, roof, underground pipes or building exterior by the acts of Lessee or its affiliates, normal wear and tear excluded, Lessee shall be responsible for repair of such damage. Other than maintenance of the interior walls, roof, underground pipes and building exterior, Lessor shall incur no expense nor have any obligations of any kind whatsoever, other than as set out elsewhere in this agreement or as otherwise provided by applicable law. Lessee is responsible for and shall pay promptly when due all charges for utilities including but not limited to water, sewer, electricity, telephone, and fuel consumed on the Leasehold Premises, and any and all applicable taxes thereon.

7.	Notification. Lessee, being present on the Leasehold Premises, shall have an affirmative and continuing reasonable duty to notify Lessor promptly of any problems with, damage to, or unusual conditions involving the interior walls, roof, underground pipes and building exterior of the Leasehold Premises which require or might require maintenance or repair by Lessor. Failure of Lessee to so notify Lessor, where such notification would have allowed Lessor to prevent harm or damage related thereto, either to the Leasehold Premises or to the property of Lessee, in addition to any other rights of Lessor under applicable law, shall relieve Lessor of any obligation under this agreement to reimburse, indemnify or hold harmless Lessee for any costs, damages, claims, causes of action, or attorney’s fees which may arise pursuant to said damage.

Lessor	Lessee

8.	Insurance. Lessee shall be responsible for maintaining liability and casualty insurance as set forth below. All insurance to be carried under the terms of this agreement shall be written by insurers authorized to write insurance in the State of North Carolina, which insurers shall be rated AAA or higher by Best’s Key Rating Guide-Property Liability at the time of issuance or renewal of each policy. The Lessee shall cause its insurers to furnish to Lessor certificates of insurance which shall be furnished on an annual basis, and which shall in addition state that no policy change or cancellation will be made without giving thirty (30) days written notice to the Lessor or its designee. The Lessee shall not do, or permit to be done, any thing which may invalidate the insurance policies required hereunder. Should Lessor be forced to procure any insurance policy as a result of Lessee’s failure to procure said policy hereunder, the cost of such policy shall be chargeable to the Lessee, and shall be paid by Lessee to the Lessor within fifteen (15) days of receipt of a copy of the invoice for same.

9.	Liability Insurance. The Lessee, at its sole expense, shall obtain and keep in force during the entire term of this agreement, including any extension hereunder, an occurrence policy of comprehensive public liability insurance insuring the Lessor and the Lessee against any liability arising out of the ownership, use, occupancy, or maintenance of the Leasehold Premises and any equipment located thereon. Such insurance shall be in an amount of not less than one million ($1,000,000.00) for any injury to, or death of, more than one person in any one accident or occurrence. Such insurance shall further insure the Lessor and Lessee against liability for property damage in an amount of one hundred thousand dollars ($100,000.00). In no event shall a “claims-made” liability insurance policy be deemed to meet the requirements of this paragraph unless agreed to, in writing, by the Lessor. Should Lessee fail to procure said insurance, Lessor may, at its option, procure and maintain said insurance, at the sole expense of Lessee as set out above.

10.	Casualty Insurance. The Lessee, as its sole expense, shall obtain and keep in force during the entire term of the agreement, including any extension hereunder, a policy or policies of insurance covering loss or damage to the contents of the Leasehold Premises for and against all perils included within the classification of fire, extended coverage, vandalism, and malicious mischief. The insurance policies provided for in this section shall include an inflation guard endorsement. If the Lessor shall fail to procure and maintain said insurance, Lessor may procure and maintain same at the sole expense of Lessee as set out above.

11.	Property of Lessor. Except as otherwise provided for herein, all insurance proceeds in the hands of Lessor or its permanent lender or lenders at the time of the termination of this agreement, and all insurance proceeds thereafter received by Lessor or its permanent lender or lenders under any policy or insurance required to be procured and maintained by Lessor pursuant to the terms of this agreement, shall be the sole and exclusive property of the Lessor, subject to the rights of the Lessor’s permanent lender or lenders.

Lessor	Lessee

12.	Taxes. Lessee shall also be responsible for payment of all real and personal property taxes imposed by any governmental agency having taxing authority over the Leasehold Premises and its contents during the term of this agreement, which amount shall be pro-rated for the first and last years of this agreement. All such tax payments shall be made at least thirty days prior to the delinquency date of said payments. Failure to make such timely tax payments shall constitute a material breach of this agreement.

IMPROVEMENTS/MODIFICATIONS TO LEASEHOLD PREMISES

13.	Leasehold Premises Improvements/Modifications. Upon commencement of this agreement, Lessee shall retain the services of a competent licensed professional engineer to formulate a design plan that incorporates all related Heating/Ventilation/Air Conditioning, electrical, plumbing, and similar structural improvements/modifications necessary for Lessee’s intended use of the Leasehold Premises. Upon submission of those plans to Lessor, and subject to the other provisions contained herein, Lessor will obtain competitive bids from appropriate contractors, negotiate a contract price and award the contract, subsequent to approval by Lessee. Such approval shall not be unreasonably withheld, conditioned or delayed by Lessee. After award of the contract, Lessee shall designate an internal project manager to supervise the day to day construction. Any changes to the initial plans may be made only after written approval by Lessor, which approval will not be unreasonably withheld, conditioned or delayed. Lessor and the contractor shall not amend such contract after approval by Lessee unless such amendments are approved by Lessee, such approval not to be unreasonably withheld, conditioned or delayed.

14.	Lessor’s Right to Disapprove Improvements/Modifications. Lessor shall have the right, upon receiving the design plan referenced in item fifteen (15) above, to review such plan and to reject and disapprove any modifications contained therein which, in Lessor’s reasonable discretion, will uniquely benefit Lessee’s particular business needs and do not contribute to the overall value of the Leasehold Premises.

15.	Lessor to Pay Initial Cost of Approved Improvements/Modifications. After Lessor enters the contact for the approved modifications to the Leasehold Premises, Lessor shall be responsible for making all payments due under the contract, notwithstanding that such payments are subject to reimbursement by Lessee as set out elsewhere in this agreement.

16.	Improvements/Modifications to Become Fixtures. All improvements/modifications made to the Leasehold Premises pursuant to the provisions of items twelve (12) through fifteen (15) above shall adhere to and become fixtures of the Leasehold Premises and shall become the sole property of Lessor upon the termination of this agreement.

Lessor	Lessee

17.	Lessee’s Right to Make Additional Improvements/Modifications. Lessee may, at its sole expense, and subject to approval by Lessor, make improvements/modifications to the premises even though those modifications may have been disapproved by Lessor under item fourteen (14) above. Such improvements/modifications may be undertaken only with written approval of Lessor, such approval not to be unreasonably withheld. Lessor reserves the right to approve such improvements/modifications subject to Lessee’s agreement to dismantle or otherwise reverse such modifications resulting in restoration of the Leasehold Premises to its condition prior to those improvements/modifications, normal wear and tear excepted. Failure of Lessor to approve any such modification specifically does not constitute a breach of this agreement. Unless otherwise directed by Lessor at the time of approval of any modifications made pursuant to this section, any such improvements/modifications completed by Lessee shall adhere to and become fixtures of the Leasehold Premises and shall become the sole property of Lessor upon the termination of this agreement.

18.	Reimbursement for Improvements/Modifications. Lessor shall maintain records of all expenditures incurred as a result of the contract for improvements/modifications set out in paragraph twelve (12) above. Upon completion of the improvements/modifications as per that contract, Lessor shall send written notification to Lessee of the total cost of those improvements/modifications, hereinafter the “Upfit Amount.” Lessee shall begin to reimburse Lessor for the costs of said improvements/modifications beginning on the first day of the next month following notification. Such reimbursement shall be in cash and computed in accordance with Exhibit A hereto. Such payment shall be made along with the rental payment each month until fully amortized. Should this leasehold end prior to the frill amortization, such payments shall continue to be payable in the same manner and on the same due date as a rental payment. Lessee shall be permitted to prepay any portion or all of the Upfit Amount without penalty.

INDEMNIFICATION

19.	Lessee to Comply with Laws/Indemnify Lessor. During the term of this agreement, Lessee and/or its affiliates do hereby agree and covenant that they will materially and substantially comply with all local, State and Federal laws, rules and regulations during all of its dealings on and affecting the Leasehold Premises. Lessee does hereby agree and covenant to indemnify and hold Lessor harmless from and against any and all loss, damage and expense (including but not limited to reasonable attorneys’ fees) arising out of or in connection with or incurred by reason of any violation of any local, State or Federal law, rule or regulation by Lessee.

Lessor	Lessee

20.	Lessee to Indemnify Lessor, Civil Liability. During the term of this agreement, Lessee does hereby agree and covenant that it will indemnify and hold Lessor harmless from and against any and all loss, damage and expense (including but not limited to reasonable attorneys’ fees) arising out of or in connection with or incurred by reason of any negligence, action, inaction or other activity or inactivity conducted or omitted by Lessee and/or its affiliates that does or may result in any claim or cause of action against, or liability of any kind against Lessor, including but not limited to any claim or liability for Federal, State or local taxes, whether accrued, contingent, or arising out of or with respect to any transaction, matter or thing or action by Lessee occurring during this leasehold. Lessee shall also indemnify and hold harmless Lessor from and against any and all claims arising from Lessee and/or its affiliates’ use, possession, maintenance, and improvement of the Leasehold Premises, or from the conduct of Lessee and/or its affiliates’ business or from any activity, work or things done, permitted or suffered by Lessee and/or its affiliates in or about the Leasehold Premises and shall further indemnify and hold harmless Lessor from and against any and all claims arising form any breach or default in the performance of any obligation on Lessee’s part to be performed under the terms of this agreement, and from and against all costs, reasonable attorneys’ fees, expenses, and liabilities incurred in the defense of any such claim or any action or. proceeding brought thereon; and in case any action or proceeding be brought against Lessor by reason of any such claim, Lessee, upon notice of same, shall defend Lessor from same at Lessee’s expense; provided however, that Lessee shall not be required to indemnify Lessor under the provisions of section nineteen (19) for any costs, claims, causes of action, damages or expenses arising solely from the negligence or willful conduct of Lessor.

21.	Lessor to Indemnify Lessee. Lessor agrees that it will indemnify and hold Lessee harmless from and against any and all loss, claims, damages, and expenses (including reasonable attorney’s fees) arising out of or in connection with or incurred by reason of any action, inaction or other activity conducted or omitted by Lessor in connection with the ownership of the Leasehold Premises and any breach or default of Lessor’s obligations under this agreement, except where such harm, loss, claim, damage or expense occurred as a result of a condition or conditions that Lessee was, or should have been, aware of, and where Lessee had failed to give reasonable notice of same to Lessor, where such notice would have afforded Lessor an opportunity to correct said condition or conditions prior to the harm, loss, damage or expense to Lessee occurring.

22.	Exemption of Lessor From Liability. Lessee hereby agrees that except for any matter arising out of Lessor’s willful act or omission, or negligence, Lessor shall not be liable for injury to Lessee’s business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Lessee or to any of Lessee’s employees, contractors, invitees, customers, or any other person in or about the Leasehold Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from breakage, leakage, obstruction, or other defects of pipes, sprinkler, wires, appliances,

Lessor	Lessee

plumbing, air conditioning, or lighting fixtures, or from any other cause, whether the said damage or injury results from conditions arising upon the Leasehold Premises, unless Lessor was responsible for maintaining the item or item that caused such damage under the terms of this lease and had previously been notified by Lessee of a pending problem with said item, and then failed to give reasonable attention to the repair or maintenance necessary to correct that pending problem within a reasonable time.

23.	Prohibition of Nuisance. The Lessee and/or its affiliates shall not use or permit the use of the Leasehold Premises in any manner that will tend to create waste or a nuisance. Lessee agrees to indemnify and hold harmless Lessor for any claim or action arising out of any such act on the Leasehold Premises, including payment of Lessor’s reasonable attorneys’ fees accrued when defending against any such claim or action.

24.	Environmental Provisions. In the event there is a violation of any Environmental Law involving any hazardous substance on the Leasehold Premises or any other violation of any Environmental Law on the Leasehold Premises during the term of this agreement. Lessee expressly guarantees that it will assume all costs incurred to investigate the nature and severity of the adverse environmental conditions, conduct studies to determine the impact of the adverse environmental condition upon the public health, eliminate the adverse environmental condition, conduct tests following the cleanup in order to determine whether remedial efforts have been successful, and indemnify and hold harmless the Lessor from claims of third parties as a result of the adverse environmental condition, including reasonable attorneys fees, unless the costs, claims or liabilities arose solely out of the actions or negligence of Lessor. As used herein, the term “hazardous substance” shall mean any toxic, radioactive, ignitable, reactive, corrosive, contaminating or polluting substance, waste or material including oil, petroleum products and their derivatives, solvents, polychlorinated biphenyls (“PCBs”) or asbestos, which is now or may in the future be regulated Linder any Environmental Law. The term “Environmental Law” shall mean any federal, state or local statute, regulation, rule, ordinance or order now in effect or becoming effective in the fixture relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), emissions, discharges or releases of pollutants, contaminants, oil, petroleum products and their derivatives, asbestos, solvents, PCB, chemicals, industrial toxic or hazardous substance or solid or hazardous wastes, or the manufacture, processing, distribution, use, treatment, handling, storage or disposal and transportation of such materials. The term “Environmental Condition” shall mean the presence, whether discovered or undiscovered, in surface water, groundwater, drinking, water supply, land surface, subsurface strata, buildings or ambient air of any hazardous substance arising out of or otherwise related to the operations or other activities, (including the disposition of such material or substances, except petroleum products held for resale in approved containers) concluded or

Lessor	Lessee

undertaken at the Leasehold Premises, or flowing, diffusing, migrating, percolating into, onto or under the Leasehold Premises but not from off-site. Lessor represents and warrants that it is aware of no unresolved notice, citation, summons or order having been issued, no complaint having been filed, no penalty having been assessed and no investigation or review pending or threatened by any governmental agency or other entity or party regarding any alleged violation of the Environmental Laws on or about the Leasehold Premises. Lessor further represents and warrants that it has no knowledge of any facts or circumstances related to environmental matters concerning the Leasehold Premises that may lead to future environmental claims, liabilities or responsibilities against Lessor or Lessee. Lessor further represents and warrants that it has no knowledge of the presence of ally (a) PCBs or materials containing asbestos in or on the Leasehold Premises or (b) underground storage tanks, abandoned or active, under the Leasehold Premises. Lessor hereby does state that two (2) USTs have been removed from the premises and sufficient cleanup has been accomplished to receive a NFA(No Further Action) letter from the State UST Section. Lessor agrees to indemnify and hold harmless Lessee from any and all losses, costs, damages, and expenses (including fines, penalties and reasonable attorney’s fees) related to events or conditions first existing prior to the date of this Agreement, known and unknown, foreseen and unforeseen, and which arise under any Environmental Law, including without limitation the removal of any asbestos on the Leasehold Premises.

25.	Prohibition of Liens. Lessee and/or its affiliates shall take no action or engage in any dealings which might or could result in any person, firm or agency placing any lien, UCC, financing statement or any other legal burden on the Leasehold Premises. Should any such lien or claim be filed against the Leasehold Premises as a result of any action, inaction or omission by Lessee, as soon as notice of such is received, Lessee shall immediately proceed, at its sole expense, to take all necessary steps to have such lien or claim be removed or satisfied.

DEFAULT/TERMINATION/END OF AGREEMENT

26.	Default. Failure of the Lessee to make any payment hereunder, as and when due, where such failure shall continue for a period of five (5) days shall constitute default hereunder. The failure of Lessee to observe and perform any covenants, conditions, or provisions of this agreement shall also constitute default where such failure shall continue for fifteen (15) days after it becomes known to Lessee by written notice form Lessor, provided, however, that if the nature of Lessee’s default such that more than fifteen (15) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commenced such cure within fifteen (15) days and thereafter diligently prosecutes such cure to completion. Filing of bankruptcy by Lessee, the making by Lessee of any general assignment or arrangement for the benefit of creditors, filing a petition for reorganization, the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Leasehold Premises, or the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Leasehold Premises shall also constitute default.

Lessor	Lessee

27.	Termination in Event of Default. Lessor shall have, in the event of default by Lessee, in addition to other rights and remedies at law or equity, the right to either terminate this agreement or to continue this agreement in full force and effect. Unless otherwise provided herein, this agreement shall be terminated only upon Lessor’s notification of Lessee in writing of Lessor’s termination of the agreement or upon the institution by Lessor of a judicial proceeding for the primary purpose of termination of the agreement which in fact results in a termination of Lessee’s right of possession of the premises. In no event shall the following actions by Lessor, either before or after abandonment of the Leasehold Premises by Lessee constitute a termination of this lease: maintenance or preservation of the premises, efforts to relet the premises, or appointment of a receiver to protect Lessor’s interest hereunder. If Lessor elects to terminate this lease, Lessor shall, without liability to Lessee, have the right to immediately reenter the Leasehold Premises, remove all persons and property therefrom, and store any property so removed in a public warehouse, or elsewhere, at the cost of and to the account of Lessee; provided that the Lessee shall have the right after reasonable notice to monitor the removal and storage of any lab equipment.

28.	Remedies upon Default. If Lessor terminates this agreement on account of Lessee’s breach or default, Lessee shall pay to Lessor and be liable for (1) all rents and other charges due and payable at termination plus twelve percent (12%) interest per annum until payment; (2) all rents and other charges which become due and payable between the time of termination and the time of award, less any rent Lessor has actually received from reletting the premises; and (3) all costs, expenses and losses Lessor incurs by reason of Lessee’s breach or default of this lease, including but not limited to all expenses for repairing or restoring the premises, all costs associated with reletting the premises, all expenses incurred in retaking the premises, and reasonable attorneys’ fees and court costs. If, upon breach of this agreement by Lessee, Lessor elects to continue with this agreement, Lessor may, in addition to enforcing any other rights and remedies, exercise all of its rights and remedies hereunder and Lessee shall remain obligated to perform all of Lessee’s obligations hereunder, including without limitation, timely payment of all rents and other charges. In addition, Lessee shall be liable for Lessor’s reasonable attorneys’ fees and costs incurred by reason of Lessee’s breach or default.

29.

Event of Default, Attorneys’ Fees. Except as other set forth herein, failure of Lessee to make any payment due on the first of the month on or before the fifteenth (15th) day of the due month shall constitute a default and breach of this agreement. In the event of this or any other breach or default of this agreement by Lessee, in addition to any damages due at law or at equity, Lessee shall be liable for all reasonable attorneys’ fees accrued by Lessor by way or reason of its attempts to enforce this agreement, or during any attempt to recover damages accrued as a result of said default or breach of this agreement.

Lessor	Lessee

30.	Surrender. On the last day of the term of this agreement, or on any sooner termination, the Lessee shall peaceably and quietly surrender the Leasehold Premises and the fixtures thereon, including those placed by Lessee, except as may be specifically excluded herein or by some other writing between Lessor and Lessee, to the Lessor in the same condition as when the Leasehold Premises was occupied and the fixtures were completed, broom clean, ordinary wear and tear, and loss by casualty required to be insured by Lessor excepted. The Lessee shall repair any damage to the premises occasioned by the removal of Lessee’s equipment, furnishings, or fixtures that the Lessee is obligated to remove pursuant to number sixteen (16) above, which repair shall include the patching and filling of any holes as well as the repair of any damages caused thereby, In no event may Lessee remove any of the fixtures or other improvements/modifications made pursuant to paragraph twelve (12) above.

DAMAGE TO OR DESTRUCTION OF PREMISES

31.	Damage or Destruction. If the Leasehold Premises shall suffer an insured loss, Lessee shall, as soon as the Lessee has collected the full amount of insurance proceeds, commence repairing or rebuilding the damaged part of the Leasehold Premises. Notwithstanding the obligation to rebuild, if the main building located on the Leasehold Premises shall be damaged to such an extent that the estimated costs of repairs and restoration shall be greater than sixty percent (60%) of the value of the building immediately before said damage, then either Lessor or Lessee shall have the option of terminating this agreement as of the date of the damage by giving written notice to the other party within fifteen days of the date of such damage. If the lease be so terminated, the insurance proceeds shall, at the option of Lessor, be applied to the demolition and cleanup or replacement of the damaged structure, or be divided ratably between Lessor and Lessee based upon the amount of this agreement completed. Upon such termination, except as set forth above, Lessor and Lessee’s respective obligations hereunder shall terminate.

32.	Destruction/Non-abatement. In the event the premises are totally destroyed, or the Leasehold Premises cannot be repaired under applicable law, notwithstanding the availability of insurance proceeds or contributions from Lessee, the lease shall be terminated effective the date of the damage.

MISCELLANEOUS PROVISIONS

33.	Time of the Essence. Unless otherwise stated conversely herein, time is of the essence for all provisions of this agreement.

34.	North Carolina Law. This agreement is to be constructed and construed by and under the laws of the State of North Carolina.

Lessor	Lessee

35.	Chatham County Venue. Any dispute arising hereunder shall be adjudicated solely in the Courts of Chatham County, North Carolina, so long as jurisdiction may be obtained over the subject matter and the parties thereto. If and only if it is impossible to adjudicate this matter in Chatham County, North Carolina, may the venue for any adjudication be otherwise.

36.	Quiet Enjoyment. The Lessor covenants that the Lessee upon performing its covenants and obligations hereunder shall peaceably and quietly hold and enjoy the Leasehold Premises, and all rights, privileges, easements, and appurtenances appertaining thereto, throughout the term of this agreement and any extension thereto.

37.	Lessor’s Access. Lessor and its agents shall have the right to enter the Leasehold Premises at reasonable tunes for the purpose of inspection or for showing the same to prospective purchasers or lenders upon reasonable advance notice to Lessee. The Lessor may enter the Leasehold Premises to make alterations, repairs, improvements or additions to same; however, such work shall not unreasonably interfere with Lessee’s use of the premises during its normal working hours.

38.	Severability. Invalidation of any provision of this agreement, as determined by a court of competent jurisdiction, shall in no way effect the validity of any other provision hereof.

39.	Interest. Except as expressly herein provided, any amount due to the Lessor not paid when due shall, after thirty (30) days bear interest at twelve percent (12%) per annum. Payment of such interest shall not excuse nor cure any default by Lessee. Payment of interest shall be in addition to any late fees due under this agreement.

40.	Entire Agreement. This agreement constitutes the entire agreement between the parties hereto, and any changes shall be in writing and signed by all parties.

41.	Notices. Any notices required hereunder shall be mailed to Lessor at Post Office Box 688, Siler City, NC 27344 and to Lessee at 158 Credle Street, Pittsboro, NC 27312.

42.	Waiver. No waiver by the Lessor of any provision of this agreement shall be deemed a waiver of any other provision hereof or of any subsequent breach by Lessee of the same or any other provision. Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to, or approval of, any subsequent act of Lessee. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of rent.

Lessor	Lessee

43.	Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.

44.	Covenants and Conditions. Each provision of this agreement performable by Lessor and Lessee shall be deemed both a covenant and a condition.

45.	Attorneys’ Fees. Should either party begin an action to enforce the terms hereof or declare rights hereunder, except as otherwise provided herein, then prevailing party shall be entitled to reasonable attorneys’ fees to be paid by the losing party as fixed by the court.

46.	Sublease. The Lessee may sublease the Leasehold Premises or any portion thereof only with the express written consent of lessor. Lessor may not unreasonably withhold, condition or delay such consent. Failure of Lessor to consent to a sublease to any person or firm that will or may possess, process, or otherwise be involved with any “hazardous substance”, as defined in section twenty three (23) above, shall not be unreasonable.

47.

Lessee’s Right, of First Refusal. At any time during the term of this leasehold agreement, or during any option period hereunder, Lessee shall have a right of first refusal to purchase the Leasehold Premises. Should Lessor receive a bona fide offer to purchase the Leasehold Premises, said offer shall be communicated in writing to Lessee. Lessee shall then have until 5:00 pm on the tenth (10th) business day following receipt of notification of that offer to match that offer and agree to purchase the Leasehold Premises under the terms and conditions thereof.

Lessor	Lessee

This agreement is hereby entered and executed this the 9th day of August, 2000.

Lessor by

/s/ Harold J. Milholen	(SEAL)	/s/ William F. Milholen	(SEAL)
Harold J. Milholen		William F. Milholen

Lessee Biolex, Inc. by:

/s/ Anne-Marie Stomp	(SEAL)	/s/ Howard Hollar	(SEAL)
Anne-Marie Stomp		Howard Hollar
President		Secretary, Attest

SEAL-STAMP	NORTH CAROLINA, Chatham County.

I, Tina R. Burgess, a Notary Public of the County and State aforesaid, certify that HAROLD J. MILHOLEN personally came before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official stamp or seal, this 9th day of August, 2000.

/s/Tina R. Burgess , Notary Public

My commission expires: 3/17/04

SEAL-STAMP	NORTH CAROLINA, Chatham County.

I, Tina R. Burgess a Notary Public of the County and State aforesaid, certify that WILLIAM F. MILHOLEN personally came before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official stamp or seal, this 9th day of August, 2000.

/s/ Tina R. Burgess , Notary Public

My commission expires: 3/17/04

Lessor	Lessee

SEAL.-STAMP	NORTH CAROLINA, Chatham County.

I, Tina R. Burgess, a Notary Public of the County and State aforesaid, certify that HOWARD HOLLAR personally came before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official stamp or seal, this 9th day of August, 2000.

/s/ Tina E. Burgess , Notary Public

My commission expires: 3/17/04

Lessor	Lessee

COMMERCIAL LEASE AGREEMENT

HAROLD J. MILHOLEN AND WILLIAM F. MILHOLEN

AND BIOLEX, INC.

EXHIBIT A

The interest rate for the Improvements/Modifications shall be calculated at an interest rate of 7.5 percent per annum above the prime rate. The rate shall be adjusted annually on the anniversary date of this agreement and annually thereafter for changes in the prime rate.

Lessor	Lessee

Milholen Properties, LLC

P O Box 688

1220 Harold Andrews Road

Siler City, North Carolina 27344

Phone 919-663-2244

Fax 919-663-2172

E-Mail wfm@basicmachinery.com

April 14, 2005

Mr. Dale Sander, CFO and SVP of Finance

Biolex, Inc.

158 Credle Street

Pittsboro, NC 27312

Subject: 158 Credle Street. Pittsboro, NC lease

Dear Mr. Sander:

We are in receipt of your letter dated April 12, 2005 giving us notice of Biolex, Inc. exercise of the renewal option in the Commercial Lease Agreement dated August 9, 2000.

Thank you for the notification and continuation of the lease. We at Milholen Properties, LLC look forward to a long and mutually beneficial relationship. When Biolex needs to expand further we would like to be involved.

When you need another facility, Milholen Properties, LLC would like to be considered to build and lease or purchase and lease the facility for your needs.

Best regards,

/s/ William F. Milholen
William F. Milholen
Member, Manager

April 12, 2005

VIA CERTIFIED U.S. MAIL — RETURN RECEIPT REQUESTED

Harold J. Milholen and William F. Milholen

1220 Harold Andrews Road

Siler City, North Carolina 27344

RE:	158 Credle Street, Pittsboro, NC Lease—Notice of Exercise of Renewal Option

Dear Sirs:

Biolex, Inc. (“Biolex”) and Harold J. Milholen and William F. Milholen (collectively, the “Landlord”) are parties to that certain Commercial Lease Agreement dated as of August 9, 2000 (the “Lease”), for premises located at 158 Credle Street, Pittsboro, North Carolina. This letter serves as formal notice of Biolex’s election to exercise its renewal option under the Lease, as set forth below.

In accordance with Section 2 of the Lease, Biolex notifies Landlord that it hereby exercises its option to renew the Lease for an additional five (5) year term (the “renewal term”). Thus, the term of the Lease will now extend uninterrupted through July 31, 2010. We further understand that, pursuant to Section 4 of the Lease, rental payments during the renewal term will be adjusted as of August 1 for each 12-month period of the renewal term.

The Lease remains in full force and effect until the expiration or termination of the renewal term. Please contact me if you have any questions.

Sincerely,

/s/ Dale Sander
Dale Sander
CFO and SVP of Finance

158 Credle Street Pittsboro, NC 27312	tel 919.542.9901 fax 919.542.9910 www.blolex.com